Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
Joe Huhn, Vice President, Investor Relations	Chris Hodges or Sam Gibbons
(419) 325-2205	Alpha IR Group
jhuhn@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 31, 2017

LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS

Company reports a net loss of $78.8 million, driven by a non-cash goodwill impairment, with Adjusted EBITDA of $20 million in Q3; expects fourth quarter sales growth and performance improvement, revises its full-year outlook

TOLEDO, OHIO, October 31, 2017--Libbey Inc. (NYSE American: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the third quarter ended September 30, 2017.

Business Highlights

•	Net sales $187.3 million, down 4.8 percent versus prior year, or down 6.2 percent in constant currency

•	Net loss of $(78.8) million, down $81.7 million versus prior year, driven by a $79.7 million non-cash goodwill impairment charge associated with the Latin America segment

•	Adjusted EBITDA (Table 1) $20.0 million, compared to $24.7 million in the third quarter of the prior year
“Competitive pressures and challenging market conditions, as well as a handful of unusual weather-related events and natural disasters, hindered our performance during the quarter. However, the improvements we expected to drive performance in the second half, such as improved profitability in EMEA and the launch of our e-commerce capabilities, began to materialize in the third quarter, and we look for them to contribute to a stronger fourth quarter. Teams across our business are actively working to leverage our e-commerce capabilities and new product offerings to return the Company to profitable growth,” said Chief Executive Officer William Foley.

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Libbey Inc.

Foley continued, "The execution of our EMEA strategy helped drive sales and profitability improvement in the segment during the third quarter. Looking to the fourth quarter, we are anticipating year-over-year revenue growth, with growing sales contributions coming from the combined impact of new products as well as our new e-commerce platform. We expect these positive trends to continue into 2018, along with sustained improvement in the performance of our manufacturing operations."
Chief Financial Officer James Burmeister added, "Due to the continued decline in the performance of our Mexico reporting unit, relative to our expectations, together with the continued competitive pressures and long-term weakness of the peso relative to the U.S. dollar, we recognized a non-cash goodwill impairment charge in our Latin America reporting segment. While we are disappointed in the need to write off this goodwill, we continue to view our Latin America operations as a strategic asset that can contribute to improved business performance going forward."

Third Quarter Financial & Operating Highlights

Three months ended September 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2017	2016	$ Change	% Change
U.S. & Canada	$112,252	$117,268	$(5,016)	(4.3)%	$1,190	(5.3)%
Latin America	35,339	40,149	(4,810)	(12.0)%	1,087	(14.7)%
EMEA	33,743	32,489	1,254	3.9%	221	3.2%
Other	6,005	6,967	(962)	(13.8)%	260	(17.5)%
Consolidated	$187,339	$196,873	$(9,534)	(4.8)%	$2,758	(6.2)%

•	Hurricane and earthquake events during the third quarter resulted in a combined negative revenue impact of approximately $4 million in the U.S. and Canada and Latin America segments.

•
Net sales in the U.S. and Canada segment declined 4.3 percent, driven by softer sales in the foodservice and retail channels, which were down 6.3 percent and 3.5 percent, respectively. U.S. and Canada business-to-business net sales were flat versus prior year.

•
In Latin America, net sales declined as a result of lower net sales in the business-to-business and retail channels, primarily due to lower volume that was partially offset by favorable price and mix, as well as growth in our foodservice channel.

•	Net sales in the EMEA segment were favorably impacted by increased volumes in the business-to-business channel and favorable price and mix in the segment.

•	Net sales in Other were down as a result of softer sales in China.

•
The Company’s effective tax rate was (3.6) percent for the third quarter of 2017, compared to 65.2 percent in the prior-year quarter. The change in the effective tax rate was driven by several items, including the non-deductible goodwill impairment charge, lower pretax income, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange losses.

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Libbey Inc.

First Nine Months of 2017 Financial & Operating Highlights

Nine months ended September 30,			Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
(dollars in thousands)	2017	2016	$ Change	% Change
U.S. & Canada	$343,452	$354,381	$(10,929)	(3.1)%	$2,495	(3.8)%
Latin America	102,564	114,971	(12,407)	(10.8)%	(2,318)	(8.8)%
EMEA	90,128	93,058	(2,930)	(3.1)%	(3,262)	0.4%
Other	21,703	25,172	(3,469)	(13.8)%	1	(13.8)%
Consolidated	$557,847	$587,582	$(29,735)	(5.1)%	$(3,084)	(4.5)%

•
Net sales in the U.S. and Canada segment were lower due to softer retail and foodservice channel sales, which were down approximately 7 percent and 3 percent, respectively. U.S. and Canada business-to-business net sales increased compared to prior year approximately 2 percent, mainly as a result of increased volume, partially offset by unfavorable price and mix.

•
In Latin America, net sales declined as a result of lower net sales across the retail and business-to-business channels, specifically due to lower volume and unfavorable currency. The decline was partially offset by favorable price and mix.

•	Net sales in the EMEA segment decreased primarily as a result of unfavorable currency across all three channels. Improved price and mix offset decreases in volume in the segment.

•	Net sales in Other were down as a result of softer sales in China.

•
The Company’s effective tax rate was (2.0) percent for the first nine months of 2017, compared to 49.3 percent in the year-ago period. The change in the effective tax rate was driven by several items, including the non-deductible goodwill impairment charge, lower pretax income, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange losses compared to gains in the prior period.

Balance Sheet and Liquidity

•	The Company had available capacity of $83.5 million under its ABL credit facility at September 30, 2017, with $8.7 million in loans outstanding and cash on hand of $21.6 million.

•
At September 30, 2017, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $215.6 million, a decrease of $11.2 million from $226.8 million at September 30, 2016. The decrease was a result of lower accounts receivable and higher accounts payable, partially offset by higher inventories.

Commenting on the Company's balance sheet and liquidity position, Chief Financial Officer James Burmeister said, “The Company successfully managed to lower trade working capital compared to the prior year and repaid $6.1 million dollars on our Term Loan B debt during the quarter, as we continued to prioritize debt reduction.”

Outlook
Today the Company updated its full-year 2017 Adjusted EBITDA margin outlook (see Table 6) to reflect lower-than-expected third-quarter results, as well as its expectation for year-over-year sales growth in the fourth quarter. The Adjusted EBITDA margin for the full year is now expected to be in the 9 percent to 10 percent range. As previously guided, the Company still expects:

•	Net sales decline in the low-to-mid single digits, compared to the full-year 2016, on a reported basis

•	Capital expenditures of approximately $50 million
The Company expects to provide its preliminary full-year 2018 outlook in conjunction with the release of its fourth-quarter and full-year 2017 results early next year.

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Libbey Inc.

Webcast Information
Libbey will hold a conference call for investors on Tuesday, October 31, 2017, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Masters Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2016, Libbey Inc.'s net sales totaled $793.4 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

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Libbey Inc.

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 3, 2017. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; changes in trends in the restaurant and bar industry and the retail channel of distribution that impact demand for our products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; and the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,
	2017	2016

Net sales	$187,339	$196,873
Freight billed to customers	1,058	703
Total revenues	188,397	197,576
Cost of sales	151,202	155,694
Gross profit	37,195	41,882
Selling, general and administrative expenses	29,082	28,540
Goodwill impairment	79,700	—
Income (loss) from operations	(71,587)	13,342
Other income	621	248
Earnings (loss) before interest and income taxes	(70,966)	13,590
Interest expense	5,118	5,231
Income (loss) before income taxes	(76,084)	8,359
Provision for income taxes	2,731	5,450
Net income (loss)	$(78,815)	$2,909

Net income (loss) per share:
Basic	$(3.57)	$0.13
Diluted	$(3.57)	$0.13
Dividends declared per share	$0.1175	$0.1150

Weighted average shares:
Basic	22,075	21,894
Diluted	22,075	22,071

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Nine months ended September 30,
	2017	2016

Net sales	$557,847	$587,582
Freight billed to customers	2,481	1,983
Total revenues	560,328	589,565
Cost of sales	452,041	457,298
Gross profit	108,287	132,267
Selling, general and administrative expenses	95,733	93,348
Goodwill impairment	79,700	—
Income (loss) from operations	(67,146)	38,919
Other income (expense)	(2,283)	1,035
Earnings (loss) before interest and income taxes	(69,429)	39,954
Interest expense	15,123	15,629
Income (loss) before income taxes	(84,552)	24,325
Provision for income taxes	1,665	12,003
Net income (loss)	$(86,217)	$12,322

Net income (loss) per share:
Basic	$(3.92)	$0.56
Diluted	$(3.92)	$0.56
Dividends declared per share	$0.3525	$0.3450

Weighted average shares:
Basic	22,015	21,870
Diluted	22,015	22,026

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS:
Cash and cash equivalents	$21,574	$61,011
Accounts receivable — net	89,084	85,113
Inventories — net	200,181	170,009
Prepaid and other current assets	15,941	16,777
Total current assets	326,780	332,910
Purchased intangibles — net	14,786	15,225
Goodwill	84,412	164,112
Deferred income taxes	38,119	40,016
Other assets	10,852	9,514
Property, plant and equipment — net	263,349	256,392
Total assets	$738,298	$818,169

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$73,645	$71,582
Salaries and wages	26,667	27,018
Accrued liabilities	49,511	41,807
Accrued income taxes	1,399	1,384
Pension liability (current portion)	2,263	2,461
Non-pension post-retirement benefits (current portion)	4,903	4,892
Derivative liability	954	1,928
Long-term debt due within one year	7,443	5,009
Total current liabilities	166,785	156,081
Long-term debt	391,439	402,831
Pension liability	44,553	43,934
Non-pension post-retirement benefits	50,208	55,373
Deferred income taxes	2,079	1,859
Other long-term liabilities	12,420	12,972
Total liabilities	667,484	673,050

Common stock and capital in excess of par value	332,714	329,941
Retained deficit	(151,421)	(59,625)
Accumulated other comprehensive loss	(110,479)	(125,197)
Total shareholders’ equity	70,814	145,119
Total liabilities and shareholders’ equity	$738,298	$818,169

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine months ended September 30,
	2017	2016
Operating activities:
Net income (loss)	$(86,217)	$12,322
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,616	36,669
Loss on asset sales and disposals	224	165
Change in accounts receivable	(2,000)	(3,714)
Change in inventories	(25,944)	(12,949)
Change in accounts payable	3,283	(6,669)
Accrued interest and amortization of discounts and finance fees	929	(1,510)
Goodwill impairment	79,700	—
Pension & non-pension post-retirement benefits, net	3,007	(1,653)
Accrued liabilities & prepaid expenses	8,716	15,174
Income taxes	(1,942)	2,344
Share-based compensation expense	2,930	4,334
Other operating activities	(94)	308
Net cash provided by operating activities	16,208	44,821

Investing activities:
Additions to property, plant and equipment	(39,140)	(23,523)
Net cash used in investing activities	(39,140)	(23,523)

Financing activities:
Borrowings on ABL credit facility	21,004	6,000
Repayments on ABL credit facility	(12,277)	(6,000)
Other repayments	(632)	(350)
Other borrowings	—	339
Repayments on Term Loan B	(18,300)	(18,300)
Stock options exercised	466	1,153
Taxes paid on distribution of equity awards	(623)	(862)
Dividends	(7,762)	(7,551)
Treasury shares purchased	—	(2,000)
Other financing activities	888	—
Net cash used in financing activities	(17,236)	(27,571)

Effect of exchange rate fluctuations on cash	731	(101)
Decrease in cash	(39,437)	(6,374)

Cash & cash equivalents at beginning of period	61,011	49,044
Cash & cash equivalents at end of period	$21,574	$42,670

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Reported net income (loss) (U.S. GAAP)	$(78,815)	$2,909	$(86,217)	$12,322
Add:
Interest expense	5,118	5,231	15,123	15,629
Provision for income taxes	2,731	5,450	1,665	12,003
Depreciation and amortization	11,233	11,234	33,616	36,669
Add special items before interest and taxes:
Goodwill impairment (1)	79,700	—	79,700	—
Product portfolio optimization (2)	—	—	—	6,784
Reorganization charges (3)	—	—	2,488	—
Executive terminations	—	(98)	—	4,521
Pension settlement	—	—	—	212
Adjusted EBITDA (non-GAAP)	$19,967	$24,726	$46,375	$88,140

Net sales	$187,339	$196,873	$557,847	$587,582
Net income (loss) margin (U.S. GAAP)	(42.1)%	1.5%	(15.5)%	2.1%
Adjusted EBITDA margin (non-GAAP)	10.7%	12.6%	8.3%	15.0%
__________________
(1) Non-cash goodwill impairment charge recorded in our Latin America segment.
(2) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.
(3) Workforce reorganization as a part of our cost savings initiatives.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Nine months ended September 30,
	2017	2016
Net cash provided by operating activities (U.S. GAAP)	$16,208	$44,821
Net cash used in investing activities (U.S. GAAP)	(39,140)	(23,523)
Free Cash Flow (non-GAAP)	$(22,932)	$21,298

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	September 30, 2017	December 31, 2016	September 30, 2016

Accounts receivable — net	$89,084	85,113	$98,547
Inventories — net	200,181	170,009	191,479
Less: Accounts payable	73,645	71,582	63,191
Trade Working Capital (non-GAAP)	$215,620	$183,540	$226,835

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended September 30,		Nine months ended September 30,
Net Sales:	2017	2016 (7)	2017	2016 (7)

U.S. & Canada (1)	$112,252	$117,268	$343,452	$354,381
Latin America (2)	35,339	40,149	102,564	114,971
EMEA (3)	33,743	32,489	90,128	93,058
Other (4)	6,005	6,967	21,703	25,172
Consolidated	$187,339	$196,873	$557,847	$587,582

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$10,761	$18,635	$33,307	$55,932
Latin America (2)	3,721	1,954	2,549	15,226
EMEA (3)	1,482	175	(1,412)	33
Other (4)	(1,529)	(347)	(3,598)	979
Segment EBIT	$14,435	$20,417	$30,846	$72,170

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$14,435	$20,417	$30,846	$72,170
Retained corporate costs (6)	(5,701)	(6,925)	(18,087)	(20,699)
Goodwill impairment	(79,700)	—	(79,700)	—
Pension settlement	—	—	—	(212)
Reorganization charges	—	—	(2,488)	—
Product portfolio optimization	—	—	—	(6,784)
Executive terminations	—	98	—	(4,521)
Interest expense	(5,118)	(5,231)	(15,123)	(15,629)
Provision for income taxes	(2,731)	(5,450)	(1,665)	(12,003)
Net income (loss)	$(78,815)	$2,909	$(86,217)	$12,322

Depreciation & Amortization:
U.S. & Canada (1)	$2,850	$2,883	$9,016	$9,718
Latin America (2)	4,850	4,667	13,757	13,725
EMEA (3)	1,816	1,885	5,508	7,660
Other (4)	1,138	1,325	3,821	4,162
Corporate	579	474	1,514	1,404
Consolidated	$11,233	$11,234	$33,616	$36,669
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) In the first quarter of 2017, net sales and related costs for certain countries were reclassified between segments to align with changes in business unit responsibilities. Accordingly, 2016 segment results have been reclassified to conform to the current year structure. The revised 2016 segment results do not affect any previously reported consolidated financial results.

Table 5
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended September 30, 2017	Last twelve months ended September 30, 2016

Reported net income (loss) (U.S. GAAP)	$(88,466)	$44,430
Add:
Interest expense	20,382	20,351
Provision (benefit) for income taxes	7,373	(27,689)
Depreciation and amortization	45,433	48,095
Special items before interest and taxes	85,154	34,004
Adjusted EBITDA (non-GAAP)	$69,876	$119,191

Reported debt on balance sheet (U.S. GAAP)	$398,882	$413,833
Plus: Unamortized discount and finance fees	3,588	4,803
Gross debt	402,470	418,636
Less: Cash and cash equivalents	21,574	42,670
Debt net of cash	$380,896	$375,966

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.5 x	3.2 x

Table 6
Full year Outlook
Reconciliation of Net Income (Loss) margin to Adjusted EBITDA Margin
(percent of estimated 2017 net sales)
(unaudited)
Outlook for the year ended December 31, 2017
Net income (loss) margin (U.S. GAAP)	(11.0%) - (10.0%)
Add:
Interest expense	2.5%
Provision for income taxes	1.0%
Depreciation and amortization	6.0%
Special items before interest and taxes	10.5%
Adjusted EBITDA Margin (non-GAAP)	9.0% - 10.0%

Table 7
Full year Outlook on Adjusted SG&A Margin
(percent of net sales)
(unaudited)
	Outlook for the year ended December 31, 2017	Year ended December 31, 2016
SG&A margin (U.S. GAAP)	17.3%	15.2%
Deduct special items in SG&A expenses:
Executive terminations	—%	(0.5)%
Reorganization charges	(0.3)%	—%
Adjusted SG&A Margin (non-GAAP)	17.0%	14.7%